Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

President’s Message

I am happy to inform you that Unity has reported net income of $1.5 million, or $0.24 per diluted share, for the quarter ended June 30, 2005, a 13.4% increase compared to $1.3 million, or $0.21 per diluted share, for the quarter ended June 30, 2004.  Return on average assets and average common equity for the second quarter of 2005 were 1.13% and 16.50%, respectively.

Our loan production for the second quarter was strong with total loans outstanding up 21.7% from the prior year.  In addition, total deposits are up 11.2% from a year ago.  This increase was primarily the result of growth in savings accounts and certificate of deposits.  During the quarter, we had a successful direct marketing campaign to bring new customers to Unity Bank.

We recently announced that the Bank signed a definitive agreement with InterState Net Bank, to purchase loans and assume deposits of InterState’s leased branch in Phillipsburg, New Jersey, subject to regulatory approval.  The branch acquisition will add approximately $22 million in related deposits and loans to Unity’s existing branch network.  In addition, we closed on our Washington, New Jersey location in the second quarter and expect to have that branch completed in 2006. We are successfully moving forward with our targeted branch expansion plans of one to three branches per year and look forward to providing increased convenience to our existing clients with our expanded market area.

We are extremely pleased with our results for the second quarter and continue to remain optimistic about future earnings growth.  I am very hopeful that we will see further improvement in our franchise value.

As a Unity shareholder, I would like to thank you for your continued support.  I hope that you make use of all that Unity has to offer for your financial service needs. Unity shareholders will find a check for a $.05 dividend per common share payable on July 29, 2005, to shareholders of record as of July 15, 2005.  If you are enrolled in the Dividend Re-Investment Plan, your account has already been credited.

Very truly yours,

James A. Hughes

President and Chief Executive Officer

July 26, 2005